Exhibit 99.1

Stock Transfer Agreement

Document 2019-11WC

Date: November 15, 2019

IPDN STOCK TRANSFER AGREEMENT

This Transfer Agreement is entered into as of this 15th day of November, 2019 by and between Yingling Wu (the “Transferor”), a Chinese citizen and Cosmic Forward Limited (the “Transferee” or “CFL”), a Republic of Seychelles company.

WITNESSETH:

WHEREAS, the Transferor is a stockholder of the Corporation owning 1,142,857 of shares of Profession Diversity Network Inc. (NASDAQ: IPDN, the “Corporation”) common stock, par value $0.01 per share (referred to hereinafter as the “Common Stock” or the “Shares”);

WHEREAS, the Transferor and the Transferee have entered into an IPDN Stock Transfer Agreement (the “Agreement”) pursuant to which the Transferor wishes to transfer the Shares to the Transferee, the transfer price is $2,000,000 (two million dollars);

WHEREAS, the Transferee wishes to make the agreements set forth herein;

NOW, THEREFORE, the Transferor, the Transferee, agree to be legally bound hereby, hereby agree as follows:

1. The Transferor represents and warrants that she is the true and lawful beneficial and record owner of the shares and by separate instrument is transferring to the Transferee, all right, title and interest of the Transferor in and to the Shares.

2. The Transferor represents and warrants that she acquired the Shares for investment purposes and not with a view to the transfer or further distribution thereof, and that the transfer or the Shares to the Transferee has been occasioned by a changed in circumstance on the part of the Transferor that has necessitated the transfer of the Shares from the Transferor to the Transferee.

3. The Transferee represents and warrants to the Corporation that (i) the Transferee is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act of 1933, as amended; (ii) the Transferee has not relied on any representations or warranties made by the Corporation in determining to effect the acquisition of the Shares; and (iii) the Transferee has independently evaluated the merits and risks of its acquisition of the Shares.

4. In reliance on the foregoing representations, warranties and covenants, the Transferor hereby consents to cause such transfer to be completed and reflected on the books and records of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Stock Transfer Agreement as of the date first written above.

TRANSFEROR:

Signature:
Print Name:	Cosmic Forward Limited

TRANSFEREE:

Signature:
Print Name:	Yingling Wu